EXHIBIT 99.1

GRANT PRIDECO, INC. LETTERHEAD

     (a)           FOR IMMEDIATE RELEASE

Investor Relations Contacts:

Matthew D. Fitzgerald
Senior Vice President and CFO
(832) 681-8527
matt.fitzgerald@grantprideco.com

GRANT PRIDECO ANNOUNCES INTERNAL MANAGEMENT CHANGES

     HOUSTON, TEXAS, August 13, 2004 – Grant Prideco, Inc. (NYSE:GRP) today announced today.

     Dan Latham will assume the new position of Vice President, Industry Relations and Account Development for Grant Prideco, with responsibility for identifying and coordinating cross-divisional marketing and customer support activities as well as product line expansion opportunities. Latham previously served as Grant Prideco’s President – Drilling Products Division. Latham has experience in each of the Company’s product lines, having served in key management roles during his career in both the Tubular Technology and Services and Drill Stem divisions. Prior to joining Grant Prideco, Latham held sales and operational roles with Reed Tool Company.

     David Black will assume the position of President – Drilling Products Division. Black previously served as President – Tubular Technology and Services division. Black joined Grant Prideco in connection with the ReedHycalog acquisition in December 2002. Prior to joining Grant Prideco, Black held various management within Schlumberger Technologies and Camco International, including President – Camco Products and Services.

     Walt Czaus , the current Sr. Vice President, Manufacturing and Accessory Products at Grant Prideco’s TTS Division will assume interim management of this division until a permanent replacement is named.